                                  EXHIBIT 2.1
                                  -----------













                           STOCK PURCHASE AGREEMENT


                                    BETWEEN


                              NEWPORT CORPORATION
                                 AS PURCHASER,


                       RAM OPTICAL INSTRUMENTATION, INC.

                                      AND

                        MARK G. ARENAL, HARRY J. BROWN,
                 THE HARRY & PATRICIA BROWN LIVING TRUST 1994,
                             JOHN G. HARTWELL, AND
             THE JOHN G. HARTWELL FAMILY TRUST ESTABLISHED 1/3/90
                                  AS SELLERS



                               FEBRUARY 14, 1995

                                                         Exhibit 2.1 to Form 8-K
                                                         Newport Corporation
                                                         File number 0-1649

                               TABLE OF CONTENTS


                                                                       Page

1.   Acquisition of RAM Shares.......................................    1
     1.1  Tax-free Reorganization....................................    1
     1.2  Sale and Transfer of RAM Shares............................    1
     1.3  Closing....................................................    1

2.   Consideration from Newport for the RAM Shares...................    1

3.   Representations and Warranties of RAM and the Sellers...........    2
     3.1  Authority..................................................    2
     3.2  Organization and Good Standing; Subsidiaries...............    2
          (a)    Organization and Good Standing......................    2
          (b)    Subsidiaries........................................    3
     3.3  Capital Stock and Title to Shares..........................    3
          (a)    Capital Stock.......................................    3
          (b)    Title to Shares.....................................    3
     3.4  Financial Condition........................................    3
          (a)    Financial Statements................................    3
          (b)    Absence of Certain Changes..........................    4
          (c)    Minimum Net Tangible Book Value.....................    5
     3.5  Property...................................................    5
          (a)    Real Property Owned or Leased.......................    5
          (b)    Fixed Assets Owned or Leased........................    5
          (c)    Title and Quiet Enjoyment...........................    6
          (d)    Secured Obligations.................................    6
          (e)    Condition of Properties.............................    6
          (f)    Environmental Matters...............................    6
          (g)    Accounts Receivable.................................    7
          (h)    Inventories.........................................    7
          (i)    Trade Names and Trademarks; Other Intangibles.......    8
          (j)    Patents and Patent Rights...........................    8
          (k)    Trade Secrets.......................................    8
     3.6  Contracts and Agreements...................................    9
     3.7  Labor and Employment Agreements............................    9
     3.8  Agreement Will Not Cause Breach............................   10
     3.9  Insurance Coverage.........................................   10
     3.10 Taxes and Tax Returns......................................   10
     3.11 Compliance with Law........................................   10
     3.12 Brokers' and Finders' Fees.................................   11
     3.13 Full Disclosure............................................   11
     3.14 Litigation and Proceedings.................................   11
     3.15 Certain Transactions.......................................   12
     3.16 Investment Representation..................................   12

4.   Representations and Warranties of Newport.......................   12
     4.1  Organization, Standing and Power...........................   12
     4.2  Authority of Newport.......................................   12
     4.3  Brokers and Finders........................................   13
     4.4  Compliance with Laws and Regulations.......................   13
     4.5  SEC Reports of Newport.....................................   13

     4.6  Newport's Financial Statements.............................   13
     4.7  Absence of Certain Changes.................................   13
     4.8  Litigation.................................................   13
     4.9  Representations and Warranties.............................   13
     4.10 Investment Representation..................................   13
     4.11 Capitalization.............................................   14
     4.12 Newport Stock..............................................   14
     4.13 Brokers' and Finders' Fees.................................   14

5.   Conduct of Business Pending the Closing.........................   14
     5.1  Access.....................................................   14
     5.2  Conduct of Company's Business..............................   14
          (a)    Operation of Business...............................   14
          (b)    Organization........................................   15
          (c)    Insurance...........................................   15
          (d)    Lawsuits, Claims....................................   15
          (e)    Certain Changes.....................................   15
          (f)    Condition of Assets.................................   15
          (g)    Agreements..................... ....................   15
          (h)    Consents; Compliance with Laws......................   16
          (i)    Taxes...............................................   16
          (j)    Dividends, etc......................................   16
          (k)    Corporate Matters...................................   16
          (l)    Liabilities and Expenses............................   17
     5.3  Pooling of Interests.......................................   17

6.   Obligations Pending and Following the Closing...................   17
     6.1  Consents...................................................   17
     6.2  Further Assurances.........................................   17
     6.3  Notice of Breach...........................................   17
     6.4  Investment Representation Agreement........................   17
     6.5  Form 8-K...................................................   17
     6.6  Restrictions on Transfer of Newport Shares.................   17

7.   Conditions Precedent to the Obligations of Newport..............   18
     7.1  Representations and Warranties.............................   18
     7.2  Absence of Litigation......................................   18
     7.3  Performance of Obligations.................................   18
     7.4  No Adverse Changes.........................................   18
     7.5  Governmental Approvals and Permits.........................   18
     7.6  Other Consents and Approvals...............................   18
     7.7  Certificates...............................................   19
     7.8  Opinion of Counsel.........................................   19
     7.9  No Defaults................................................   19
     7.10 Additional Instruments.....................................   19
     7.11 Noncompetition Agreements..................................   19
     7.12 Exchange of Option.........................................   19
     7.13 Pooling of Interests.......................................   19
     7.14 Payment of Expenses........................................   20
     7.15 Phase I Environmental Survey...............................   20

8.   Conditions Precedent to Obligations of the Sellers..............   20

     8.1   Representations and Warranties............................   20
     8.2   Performance...............................................   20
     8.3   Employment Agreements.....................................   20
     8.4   Certificates..............................................   20
     8.5   Opinion of Counsel........................................   21
     8.6   Additional Instruments....................................   21
     8.7   Newport Shares............................................   21
     8.8   Absence of Certain Changes or Events......................   21
     8.9   No Litigation.............................................   21
     8.10  Further Assurances........................................   21
     8.11  Exchange of Option........................................   21

9.   Covenants of Newport and RAM....................................   21
     9.1   Profit Sharing and Bonus Payments.........................   21
     9.2   Registration of Newport Shares............................   22

10.  Indemnification.................................................   23
     10.1  Sellers' Indemnity........................................   23
     10.2  Newport's Indemnity.......................................   23
     10.3  Defense of Claims.........................................   23
     10.4  Limitations...............................................   24

11.  General Provisions..............................................   24
     11.1  Expenses..................................................   24
     11.2  Notices...................................................   24
     11.3  Successors and Assigns....................................   25
     11.4  Third Party Beneficiaries.................................   25
     11.5  Counterparts..............................................   25
     11.6  Governing Law.............................................   25
     11.7  Captions..................................................   25
     11.8  Waiver and Modification...................................   25
     11.9  Attorneys' Fees...........................................   25
     11.10 Entire Agreement..........................................   26
     11.11 Severability..............................................   26
     11.12 Nature and Survival of Representations and Warranties.....   26
     11.13 Termination...............................................   26

Exhibit           Title
- -------           -----
A                 Sellers
B                 Form of Investment Representation Letter
C                 Form of Opinion of Sellers' Counsel
D                 Form of Noncompetition Agreement
E                 Form of Nonstatutory Option Agreement
F-1               Employment Agreement with Mark G. Arenal
F-2               Employment Agreement with Harry J. Brown III
F-3               Employment Agreement with John G. Hartwell
F-4               Employment Agreement with Robert Yates
G                 Form of Opinion of Newport's Counsel
H                 Form of Indemnification Agreement

Schedules
- ---------

Seller's Disclosure Schedules
Newport's Schedule 4.2

                           STOCK PURCHASE AGREEMENT



               THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 14th day of February, 1995, among NEWPORT CORPORATION, a Nevada corporation ("Newport"), RAM OPTICAL INSTRUMENTATION, INC., a California corporation ("RAM") and the persons designated as "Sellers" on Exhibit A attached hereto (hereinafter each such person is sometimes referred to individually as "Seller" and collectively as "Sellers," and RAM and the Sellers are sometimes collectively referred to as the "Selling Parties").

                               R E C I T A L S :

               A. Sellers own all of the issued and outstanding shares of capital stock of RAM Optical Instrumentation, Inc., a California corporation ("RAM").

               B. Newport desires to acquire all of the issued and outstanding shares of common stock of RAM on the terms and provisions hereof.

               NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties herein contained, the parties hereby agree as follows:


     1.   Acquisition of RAM Shares
          -------------------------

          1.1 Tax-free Reorganization. Newport, RAM and the Sellers adopt this Agreement as a plan of reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

          1.2 Sale and Transfer of RAM Shares. At the Closing (as hereinafter defined), each of the Sellers shall sell, transfer and convey to Newport, and Newport shall acquire, the shares of common stock, no par value per share, of RAM set forth opposite the name of each such Seller on Exhibit A (hereinafter the shares owned by the Sellers as reflected on Exhibit A are sometimes referred to as the "RAM Shares"), free and clear of all liens, claims, encumbrances, pledges, options, security interests and any other adverse interests. At the Closing (as defined below), each Seller shall deliver to Newport all certificates evidencing the RAM Shares owned by him.

          1.3 Closing. The Closing of the purchase and sale of the RAM Shares pursuant to this Agreement shall take place at 10:00 a.m. on February 28, 1995 at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California, or at such other time and place as may be mutually agreed upon among the parties hereto in writing.

     2.        Consideration from Newport for the RAM Shares.
               ---------------------------------------------

               Newport covenants and agrees to deliver an aggregate of 1,251,000 shares of Newport's Common Stock, which shares shall be allocated among the Sellers as set forth opposite the name of each Seller on Exhibit A (such shares are hereinafter sometimes referred to as the "Newport Shares"). All shares of Common Stock of Newport to be delivered pursuant to this Section 2 shall be delivered at the Closing.

     3.        Representations and Warranties of RAM and the Sellers.
               -----------------------------------------------------

               Subject to the exceptions set forth in the schedules attached to this Agreement (the "Disclosure Schedules"), RAM and the Sellers hereby jointly and severally (except for the representations and warranties in Section 3.1 (as they relate to each Seller) and Section 3.3(b), which are made severally, not jointly) represent and warrant as follows:

          3.1 Authority. Each Seller has the full legal right and capacity to execute and deliver, and perform such Seller's obligations under, this Agreement and such Seller's Non-Competition Agreement. RAM possesses full corporate power and authority to execute and deliver, and perform RAM's obligations under, this Agreement. RAM has taken, or will have taken prior to the Closing, all actions necessary to authorize the execution and delivery of this Agreement and the performance of all obligations to be performed by it under this Agreement. This Agreement has been duly executed and delivered by RAM and each Seller and the Non-Competition Agreements will be executed by each Seller at the Closing. This Agreement constitutes a legal, valid and binding obligation of RAM and each Seller enforceable against RAM and each such Seller in accordance with its terms, and each Non-Competition Agreement, when executed and delivered by the respective Seller, will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Subject to any exceptions set forth in Schedule 3.1 hereto, no further filings, notices, actions, approvals or consents are necessary on the part of RAM or any Seller, nor is it necessary for RAM or any Seller to obtain any action, approvals or consents by or from any third persons, governmental or other, to enable RAM or such Seller to enter into or perform its respective obligations under this Agreement.

          3.2  Organization and Good Standing; Subsidiaries.
               --------------------------------------------

          (a) Organization and Good Standing. RAM is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has full corporate power and authority to carry on its business as it is now conducted and is entitled to own, lease and/or operate the properties and assets which it now owns. RAM is authorized to do business in each jurisdiction in which the character of the properties owned by it or the nature of its business makes such authorization necessary and where the failure to be so qualified would have a material adverse effect on RAM or its business. Sellers have made available to Newport true and correct copies of (i) the Articles of Incorporation of RAM and all amendments thereto; (ii) the Bylaws of RAM (duly certified by the corporate secretary of RAM) and all amendments thereto; (iii) the minute and stock books of RAM; and (iv) any agreements relating to the RAM Shares or any other securities of RAM. No actions or proceedings have been commenced or threatened which, if adversely determined, and no agreements or transactions have been entered into by the Company or any of the Sellers which, if consummated, would give rights to any person, other than Newport, in or to acquire any of the RAM Shares or any other shares of capital stock, or any of the assets, of RAM or otherwise interfere with the consummation of the transactions contemplated by this Agreement, or would involve an amendment to any of the foregoing documents or a recapitalization or reorganization of RAM or a redemption of any of its equity securities.

          (b) Subsidiaries. RAM does not own or control, directly or indirectly, any outstanding stock or other equity interest in any joint venture, corporation, partnership, or proprietorship.

          3.3       Capital Stock and Title to Shares
                    ---------------------------------

          (a) Capital Stock. The authorized capital stock of RAM consists, and as of the Closing will consist, solely of 1,000,000 shares of Common Stock, no par value per share, of which 60,000 shares are issued and outstanding at the date hereof and will be outstanding as of the Closing. No other class of capital stock, or instrument that is convertible or exercisable into or exchangeable for such stock, has been authorized or issued. All of the issued and outstanding shares of RAM are validly issued and outstanding, fully paid and non-assessable, are owned beneficially and of record by Sellers, and were not issued in violation of any United States federal or state securities laws or preemptive rights of any shareholder or in violation or contravention of any agreement to which a Seller is, or was, a party. Except as set forth on Schedule 3.3, there are no outstanding options or warrants to purchase, nor any securities convertible or exercisable into, shares of capital stock of RAM, nor are there any agreements, commitments or understandings, oral or written, providing for the grant of, subscriptions, options or other rights to purchase or receive, or obligating RAM to issue, sell or otherwise transfer or to repurchase or redeem, any shares of capital stock of RAM.

          (b) Title to Shares. Each Seller is, and at the Closing will be, the owner, beneficially and of record, of the RAM Shares set forth opposite such Seller's name on Exhibit A. All of the RAM Shares are being transferred to Newport, free and clear of all liens, claims, encumbrances, security interests, pledges, equities, options, charges, restrictions and defects in title of any nature whatsoever, other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement. Each Seller has, and at the Closing will have, full legal right, capacity and power to sell and transfer the RAM Shares to Newport without obtaining the consent or approval of any other person or governmental authority. No Seller has granted, and as of the Closing no Seller shall have granted and no Seller is a party to, and as of the Closing no Seller shall be a party to, any agreements, commitments or understandings providing for the grant of, any options to purchase or rights to acquire any of the RAM Shares or obligating a Seller to sell any of the RAM Shares. The Sellers have not, in the past five (5) years, purchased or otherwise acquired, and will not be acquiring between the date hereof and the Closing, any shares of capital stock of the Company or any equity interest in any subsidiary of the Company from any other person or entity.

          3.4  Financial Condition.
               -------------------

          (a) Financial Statements. RAM and the Sellers have delivered to Newport unqualified audited financial statements of RAM consisting of a balance sheet and a statement of income and retained earnings, and a statement of cash flows, as at, and for the fiscal year ended March 31, 1994, as well as unaudited financial statements of RAM consisting of a balance sheet and a statement of income and retained earnings, and a statement of cash flows, as at, and for the nine-month period ended December 31, 1994 (the foregoing financial statements are referred to herein collectively as the "Financial Statements"). Except as otherwise set forth in the Financial Statements, in the notes contained therein, or in Schedule 3.4 hereto, all of the Financial Statements (i) were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"); and (ii) present fairly RAM's financial condition and the results of operations as at the relevant dates thereof and for the periods covered thereby. RAM does not have any liabilities or obligations which are, individually or in the aggregate, material, whether due or to become due, absolute, contingent or otherwise, which are not reflected in the Financial Statements, other than liabilities or obligations incurred after December 31, 1994 in the ordinary course of business consistent with past practices.

          (b) Absence of Certain Changes. Except as disclosed in Schedule 3.4 hereto, since December 31, 1994, the business of RAM has been conducted in the ordinary course, in the same manner as theretofore conducted, and there has not been, (i) any material transaction not in the ordinary course of business; (ii) any material adverse change in financial condition, results of operations, assets, liabilities or business; (iii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the financial condition, properties or business of RAM; (iv) any sale or transfer of any assets other than in the ordinary course of business, or any waiver, release or cancellation of any debts owed to or rights or claims; (v) the discontinuance of any business or operation conducted as of December 31, 1994; (vi) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, except liens for taxes not due, on or affecting any assets which, individually or collectively, are material; (vii) the execution of or commencement of performance under any material contract or agreement not in existence on December 31, 1994 or any amendment, termination or revocation of any material contract or agreement to which RAM is, or as of December 31, 1994 was, a party or of any material license, permit or franchise required for the continued operation of any business operated by RAM; (viii) any increase in the compensation payable or to become payable to any of the officers, directors, employees, agents or independent contractors, other than increases in the ordinary course of business and consistent with past practices, or the awarding or payment of any bonus to any of such officers, directors, employees, agents or independent contractors, or the adoption of any employee benefit plans;
     (ix) any declaration, setting aside or payment of any dividends or distributions in respect of the capital stock of RAM, or any direct or indirect redemption, repurchase or other acquisition of any such stock or any agreement to take such action; (x) any issuance or commitment to issue any shares of Common Stock or other equity securities, or any options, warrants, rights to purchase or securities convertible into any capital stock or other equity securities of RAM (except pursuant to this Agreement); (xi) any indebtedness incurred for borrowed money or any commitment to borrow money, any capital expenditure or capital commitment requiring an expenditure of monies in the future, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others, other than customary transactions in the ordinary course of business not in excess of Twenty Thousand Dollars ($20,000) in the aggregate (in the event such transactions, in the aggregate, total more than such amount, RAM and the Sellers shall disclose such fact on Schedule 3.4 hereto, listing individually any transaction of over Ten Thousand Dollars ($10,000) (but excluding any commitments or expenditures for demonstration equipment) and other than borrowings under existing credit lines of RAM; (xii) any labor or employee disputes which had, or may have, a material adverse effect on RAM's business; (xiii) any changes in accounting methods or practices;
     (xiv) any re-evaluations of any assets; (xv) any payment of any obligation or liability other than current liabilities and obligations reflected in the Financial Statements and current liabilities and obligations incurred in the ordinary course of business since December 31, 1994, which, in the aggregate, were material in amount; (xvi) any adoption of any new or any increase in any existing profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any officer, director or employee; (xvii) any accrual or arrangement for or payment of any bonus or special compensation of any kind or of any severance or termination pay, except as disclosed in Schedule 3.4 hereto or as contemplated hereby; or (xviii) any claim or threat of liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract which are in the aggregate material.

          (c) Minimum Net Tangible Book Value. The Financial Statements shall show a Net Tangible Book Value (as determined in accordance with GAAP) as of December 31, 1994 of at least $2,050,000.

          3.5  Property.
               --------

          (a)  Real Property Owned or Leased.  RAM owns no real property.
     Schedule 3.5 sets forth the only real property leases to which RAM is a party. True, correct and complete copies of all such leases have been delivered to Newport, together with the names and addresses of the lessors thereunder. RAM is not, and as of the Closing will not be, in default, and no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default, under any of such leases. In addition, RAM has delivered to Newport true, correct and complete copies of all environmental studies and reports in the possession of the Company or any Seller with respect to any of the real properties described on Schedule 3.5. To the best knowledge of the Sellers and RAM, all of the facilities on the real properties listed on Schedule 3.5 are equipped in substantial conformity with laws and governmental regulations applicable to the Company's business and the zoning of each parcel of real property permits the presently existing improvements and continuation of the business presently conducted thereon and no changes therein are pending or are threatened, and no condemnation or similar proceedings are pending or threatened against any of the real properties set forth on Schedule 3.5. None of the leases contains any provisions which are not presently in effect, but which are scheduled to become effective after the date hereof and which would materially (i) hinder or prevent RAM from continuing to use any of the properties which are the subject of such leases in the manner in which they are currently used or (ii) impose any additional costs (other than scheduled rental increases) or other requirements as a condition to their continued use which are not currently in effect.

          (b) Fixed Assets Owned or Leased. RAM and the Sellers have provided to Newport a complete and accurate description of all fixed assets used by RAM in connection with its business or otherwise owned or leased by RAM, which description is set forth on Schedule 3.5 under the heading "Schedule of Manufacturing Equipment." Schedule 3.5 also sets forth a list of all fixed asset leases under which RAM is a lessee of any such fixed assets. True, correct and complete copies of all such leases have been delivered to Newport, together with the names and addresses of the lessors thereunder. RAM is not, and as of the Closing will not be, in default, and no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default, under any of such leases. None of the leases contains any provisions which are not presently in effect, but which are scheduled to become effective after the date hereof and which would materially (i) hinder or prevent RAM from continuing to use any of the assets which are the subject of such leases in the manner in which they are currently used or (ii) impose any additional costs (other than scheduled rental increases) or other requirements as a condition to their continued use which are not currently in effect.

          (c) Title and Quiet Enjoyment. Except for real or personal properties which are held under the leases listed in Schedule 3.5 hereto (the "Leased Assets"), RAM is the owner of, and has good and marketable title to, all of its assets, which include, without limitation, the assets described in Schedule 3.5 hereto and the assets included in the Financial Statements, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of any mortgages, liens, pledges, charges, encumbrances, equities, claims, and covenants, conditions or restrictions, except for (i) those disclosed in the Financial Statements; (ii) the lien of current taxes not yet due and payable; (iii) those disclosed in Schedule 3.5; and (iv) minor encumbrances and covenants, conditions and restrictions that, in the aggregate, are not material in amount and do not detract from or interfere with the present use of any property, nor impair the business operations of RAM. Except as set forth on Schedule 3.5, all of the assets of RAM that are needed for the conduct of its business or operations, as presently conducted, are in the exclusive possession and control of RAM and RAM has the unencumbered right to use such assets without interference from others. The assets of RAM constitute all of the material assets, properties, rights, privileges and interests necessary for the operation of RAM's business substantially in the same manner as such business has been conducted by RAM during the past twelve (12) months.

          (d) Secured Obligations. RAM is not, nor has it received any notice asserting that it is, in default of any of the obligations secured by mortgages, liens or encumbrances on its assets. Except as set forth on
     Schedule 3.5, no obligation secured by any such mortgage, lien or other encumbrance will be accelerated or otherwise come into default as the result of the execution of this Agreement or the performance of the transactions contemplated by this Agreement.

          (e) Condition of Properties. To the best knowledge of RAM and the Sellers, all tangible properties and assets, real, personal and mixed, are in good working condition, normal and reasonable wear and tear excepted.

          (f) Environmental Matters. Except as set forth on Schedule 3.5, RAM has complied, and the operation of its business is in compliance, in all material respects, with all federal, state, local and regional statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received, nor is any such notice pending or, to the best knowledge of RAM and the Sellers, threatened. To the best knowledge of RAM and the Sellers, except as set forth on Schedule 3.5, no underground or above-ground storage tanks or surface impoundments are located on any of the real properties that are used, operated or leased by RAM and (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the ownership or occupancy thereof by RAM or, to the best knowledge of RAM and the Sellers, prior to such ownership or occupancy, and
     (ii) in no event has there been any generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a material adverse effect on RAM, its Business, assets, operating results, condition (financial or otherwise), or prospects. Neither RAM nor the Sellers have received any notice or claim to the effect that RAM is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances and none of the operations of RAM is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the real properties leased, used, operated or owned by RAM or at any other properties as a result of the business conducted by or other activities of RAM. Neither RAM nor the Sellers have disposed, or had disposed of on its or their behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of RAM and the Sellers, each such facility is currently, and at the time of such disposal was, licensed and operating in substantial compliance with all applicable laws, is not currently listed, or threatened to be listed, on any state or federal "superfund" list and there is no proceeding, inquiry or investigation, formal or informal, with respect to any release or threatened release of any toxic or hazardous substances at any such site. For the purposes of this Section 3.5(f), "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. (S) 9601 et seq.), as amended ("CERCLA"), and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

          (g) Accounts Receivable. RAM and the Sellers have delivered to Newport (i) an accurate list, as of the end of December 1994 (and will deliver as of the fiscal month immediately preceding the Closing), of all accounts and notes receivable of RAM, including any accounts or notes receivable not reflected in the Financial Statements, and (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories. All accounts receivable of RAM shown on such list arose from, and all accounts receivable of RAM created between the date of such Financial Statements and the date hereof have arisen from, valid sales made by RAM in the ordinary course of business.

          (h) Inventories. The items comprising the inventories of RAM are of merchantable quality and quantity and are currently saleable in the ordinary course of business, except for items written-down to their net realizable value or for which adequate reserves have been established on the books of RAM or which have been written-off consistent with RAM's past practices.

          (i)  Trade Names and Trademarks; Other Intangibles.  Included in
     Schedule 3.5 to this Agreement is a schedule of all trade names, trademarks, service marks and copyrights used in the conduct of RAM's business and the registrations owned by RAM or in which RAM has any rights or licenses. Except as set forth in Schedule 3.5, RAM is not a party to any license, agreement or arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks, trade names or copyrights, computer programs or software or other intellectual property. RAM has not infringed, and is not now infringing, nor has RAM received any written notice of infringement with respect to, any trade name, trademark, service mark, copyright, or trade secret used in RAM's business, nor is RAM improperly using the software of any other entity.

          (j) Patents and Patent Rights. Schedule 3.5 to this Agreement contains a complete schedule of all patents, inventions, industrial models, processes, designs, and applications for patents owned by RAM or in which it has any rights, licenses, or immunities. The patents and applications for patents listed are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the date hereof. There have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents. Each patent application is awaiting action by its respective patent office. The manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and RAM has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation. RAM is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. RAM has the right and authority to use and to transfer to Newport such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its businesses in the manner presently conducted by it, and that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

          (k) Trade Secrets. Schedule 3.5 to this Agreement is a true and complete list, without extensive or revealing descriptions, of RAM's trade secrets, proprietary information, know-how and other technical data (collectively, "trade secrets"). Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Newport without reliance on the special knowledge or memory of others.

               RAM is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. RAM has taken reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of their employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to RAM and not to be divulged or misused.

               To the best knowledge of RAM and the Sellers, all these trade secrets are presently valid and protectible and are not part of the public knowledge or literature; nor to the best knowledge of RAM or the Sellers have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of RAM.

          3.6 Contracts and Agreements. Schedule 3.6 hereto contains an accurate and complete list, and there has been delivered to Newport true and correct copies, of all indentures, contracts, agreements, written arrangements and commitments which require (i) the performance by RAM of any obligation for a period of time extending beyond thirty (30) days from the date of this Agreement, or (ii) payments in excess of Fifty Thousand Dollars ($50,000), or (iii) the payment of a penalty or the incurrence of a loss or the giving of more than thirty (30) days' notice in the event of cancellation thereof by RAM. Each of such indentures, contracts, agreements, written arrangements and commitments is a valid and binding obligation of RAM and, except as set forth on Schedule 3.6, there have been no defaults or claims of default and, to the best knowledge of RAM and the Sellers, there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of RAM. Except as set forth on Schedule 3.6 or Schedule 3.8, no consent or approval of any party (other than RAM) to any of contracts, agreements, and commitments is necessary in order to permit RAM to consummate the transactions contemplated hereby and to allow Newport to acquire the Shares, without violating any such contracts, agreements or commitments.

          3.7  Labor and Employment Agreements.  Except as set forth in Schedule
     3.7 hereto, RAM does not have, nor is its business subject to, any (i) collective bargaining agreement or other labor agreement; (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan or contract; (iii) written or other formal personnel policies; or (iv) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick-leave plans or programs, option or stock purchase plans, and related benefits) are afforded to its employees. True and correct copies of all items set forth or referenced in Schedule 3.7 have been delivered to Newport. There exists no actual or contingent material liabilities, funded or otherwise, of RAM arising from any employee benefit plans (as defined in Section 3(3) of ERISA) other than those liabilities that are provided for in the Financial Statements. Each employee benefit plan maintained by RAM, including any plan that provides health care benefits to employees, complies in all material respects and has complied in all material respects in the past with all applicable laws, rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code or the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Without limiting the generality of the foregoing, neither RAM nor any employee benefit plan of RAM has engaged in any prohibited transaction which would subject RAM to a penalty or tax on prohibited transactions imposed under ERISA or the

     Internal Revenue Code; no employee of RAM has engaged in any transaction which could subject RAM to liability if RAM is obligated to indemnify such person against liability; each employee benefit plan that is an employee pension benefit plan is qualified under Section 401(a) of the Code, and the trust thereunder is exempt from income tax under Section 501(a) of the Internal Revenue Code; and RAM has not incurred any accumulated funding deficiency within the meaning of ERISA or any material liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan. Except to the extent set forth in Schedule 3.7, (i) there has been no strike or other work stoppage by any of RAM's employees during the past five (5) years; (ii) RAM has complied in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; and (iii) there is no unfair labor practice complaint pending or, to the knowledge of RAM and the Sellers, threatened against RAM. RAM and the Sellers have delivered to Newport the following information: (i) a list of the names and annual rates of salary and other compensation for all present officers, employees and agents, including all bonus and fringe benefits, and (ii) a schedule of all loans and advances that are presently outstanding to any director, officer or employee of RAM, or any affiliate.

          3.8  Agreement Will Not Cause Breach.  Except as set forth in Schedule
     3.8 hereto, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement will result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of RAM or of any material lease, license, permit, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which RAM is a party or by which any of its respective properties is bound; (ii) an event that would permit any person to terminate any agreement or other business relationship material to, or to accelerate the maturity of any material indebtedness or other obligation of, RAM; (iii) the creation or imposition of any material lien, charge or encumbrance on any of the properties of RAM or on the RAM Shares; (iv) a violation or breach of any laws or government regulations applicable to RAM or its properties or any writ, injunction or decree of any court or governmental instrumentality to which RAM is a party or by which it or any of its respective properties are bound; (v) the necessity for RAM to obtain the consent or approval of, or give notice to or register with any government agency or other third party; (vi) a loss of any license, franchise or other authorization material to the conduct of any business of RAM; or (vii) the imposition of any tax liabilities on RAM.

          3.9 Insurance Coverage. Schedule 3.9 hereto contains a complete list of the insurance policies maintained by RAM pertaining to its business and properties. All of such policies are in full force and effect and neither RAM nor any of the Sellers has received any notice of cancellation, material amendment, material adjustment of premium or dispute as to coverage with respect to any such policies and all material claims under such policies have been filed in a timely fashion.

          3.10 Taxes and Tax Returns. Except as set forth on Schedule 3.10, RAM has filed all federal, state, and local income tax returns required to be filed on or before the date hereof, and has paid or accrued the taxes shown to be due on such returns, except for such taxes, if any, as are being contested in good faith, and as to which adequate reserves have been established in the Financial Statements. The amount set-up as provision for taxes in the Financial Statements is sufficient for the payment of all unpaid federal, state, county and local income, property, sales and employment taxes (including any interest or penalties) (collectively, "Taxes") of RAM accrued for or applicable to the period ended on such date. RAM has properly withheld and paid to appropriate federal, state and local government agencies, all FICA and other employment related taxes which it is required to withhold under applicable laws and government regulations. True and correct copies of all state and federal income tax returns filed by RAM have been provided to Newport.

          3.11 Compliance with Law. Schedule 3.11 hereto contains a list of all material licenses, permits, certificates, consents, rights and privileges and governmental authorizations necessary or appropriate for the business conducted by RAM. Except as disclosed in Schedule 3.11, (i) the operations of RAM have not been and are not now in violation of any federal, state or local laws, regulations or orders which violations have or could have a material and adverse effect on the business of RAM, and (ii) RAM has all licenses, permits, and certificates from governmental agencies and other non-governmental third parties that are material to the conduct of its business as now conducted. Except as disclosed in Schedule 3.11, no written claim has been made by any governmental authority (and to the best knowledge of RAM and the Sellers, no such claim is threatened) to the effect that the business conducted by RAM fails to comply, in any material respect, with any law, rule, regulation or ordinance or that a license, permit or order is necessary with respect thereto (without such license, permit or order having been obtained promptly after the receipt of notice of such claim). Except as disclosed in Schedule 3.11, and without limiting the generality of this Section 3.11, there are no unresolved written notices of deficiency or written charges of violation brought or, to the knowledge of RAM and the Sellers, threatened against RAM under any federal, state or local regulations which would have, individually or in the aggregate, a material and adverse effect on the business of RAM, or which could result in the revocation of any license or permit material to the continued operation of any business now conducted by RAM or the institution of proceedings therefor, and, to the knowledge of RAM and the Sellers, there are no facts or circumstances upon which any such proceedings, citations, notices or charges may be instituted, issued or brought hereafter.

          3.12 Brokers' and Finders' Fees. Except as disclosed in Schedule 3.12 attached hereto, neither Sellers nor RAM nor any of its officers or employees has paid or agreed to pay, or has done any act which would give rise to the payment of any fee, commission or consideration to any agent, broker, finder or other person on account of services rendered as a broker or finder in connection with this Agreement or any of the transactions contemplated hereby, or which has resulted in or may give rise to any obligation on the part of RAM or Newport therefor.

          3.13 Full Disclosure. None of the information contained in the representations and warranties of RAM and the Sellers set forth in this Agreement, or in any of the schedules, lists, documents, exhibits or instruments delivered by Sellers as contemplated by any provision of this Agreement, contains any untrue statement of material fact; omits to state a material fact required to be stated herein or therein; or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          3.14 Litigation and Proceedings. Except as disclosed in Schedule 3.14 attached hereto, there are not any actions, suits, proceedings, investigations or claims pending or, to the best knowledge of RAM and the Sellers, threatened against RAM, its business, properties or assets, at law or in equity, before or by any federal, state, municipal or other governmental court, department, commission, board, agency or instrumentality, domestic or foreign, or any arbitration panel. RAM is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or to its business, property, assets or employees, and RAM is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, or any arbitration panel.

          3.15 Certain Transactions. Except as set forth on Schedule 3.15 hereto or disclosed in this Agreement, RAM is not indebted, either directly or indirectly, to any of its shareholders, officers, directors, or any entity in which any of them have an interest ("Affiliates"); nor is any of its shareholders, officers, directors, or any of their Affiliates indebted to RAM. There are no transactions of a continuing nature between RAM, on the one hand, and any of its shareholders, officers or directors, or any of their Affiliates, on the other hand, which are not subject to cancellation effective on written notice by RAM without liability or penalty to RAM and which will continue beyond the date hereof, including, without limitation, use of any assets of RAM for personal benefit with or without adequate compensation, or similar transactions.

          3.16 Investment Representation. Each Seller only as to himself, herself or itself, confirms, represents and warrants that all Newport Shares to be issued are being acquired for the purpose of investment and not for the purpose of distribution or resale. Each such Seller is concurrently herewith delivering an investment letter in the form attached hereto as Exhibit B.

     4.        Representations and Warranties of Newport.
               -----------------------------------------

               Newport represents and warrants to the Sellers as follows:

          4.1 Organization, Standing and Power. Newport is duly organized and existing under the laws of the State of Nevada. Newport has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

          4.2 Authority of Newport. The execution and delivery by Newport of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Newport and this Agreement is a valid and binding obligation of Newport, enforceable against Newport in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors of California corporations generally, and by general equitable principles. Neither the execution and delivery by Newport of this Agreement, nor the consummation of the transactions contemplated herein, will: (i) conflict with or result in a breach of Newport's Articles of Incorporation or Bylaws, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newport or (iii) result in or constitute a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of any material lease, license, permit, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Newport is a party or by which any of its respective properties is bound and which has been included or will be included as an exhibit to Newport's annual reports on Form 10-K or its quarterly reports on Form 10-Q filed or to be filed with the Securities and Exchange Commission (the "Commission"). Except as set forth in Schedule 4.2, no consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Newport, and no consent of, approval of, or notice to any other person or entity, is required in connection with the execution and delivery by Newport of this Agreement or the consummation by Newport of the transactions contemplated hereby.

          4.3 Brokers and Finders. Newport is not a party to any agreement with any broker or finder relating to the transactions contemplated herein, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

          4.4 Compliance with Laws and Regulations. To the best of Newport's knowledge, it is not in default under, or in violation of, any law, ordinance, rule or regulation promulgated by any governmental agency having authority over it, where such default or violation would have a material effect on its ability to perform all obligations hereunder.

          4.5 SEC Reports of Newport. Newport has furnished Sellers with copies of Newport's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed by Newport with the Commission, its Proxy Statement for its 1994 Annual Meeting and its reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994. Such reports were accurate and complete in all material respects and did not omit any material information required to be set forth therein.

          4.6 Newport's Financial Statements. The financial statements of Newport included in its Annual Report on Form 10-K for its fiscal year ended December 31, 1993 and its reports on Form 10- for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 are complete and correct in all material respects and in accordance with the books of account and records of Newport, and present fairly the financial position of Newport at the dates indicated and the results of its operations and the changes in its financial position for the periods then ended, in accordance with generally accepted accounting principles consistently applied.

          4.7 Absence of Certain Changes. Since September 30, 1994, there has been no adverse change in the business, prospects, or condition, financial or otherwise, of Newport, except changes in the ordinary course of business that in the aggregate have not been materially adverse.

          4.8 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Newport, threatened against Newport, at law or in equity, which challenge or in any manner relate to the transactions contemplated in this Agreement or which, if adversely determined, would have a material adverse effect on the business or financial condition of Newport.

          4.9 Representations and Warranties. No representation, warranty or statement made or information provided by Newport in this Agreement or in any certificates or documents to be delivered to the Sellers by Newport pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in light of the circumstances under which such statements were made, not misleading.

          4.10 Investment Representation. Newport confirms, represents and warrants that the RAM Shares are being acquired for the purpose of investment and not for the purpose of distribution or resale, that Newport has received a copy of and is familiar with the restrictive legends on the stock certificates representing the RAM Shares.

          4.11 Capitalization. The authorized capital stock of Newport consists of 20,000,000 shares of Common Stock of which 7,102,658 shares are issued and outstanding as of the date hereof. All outstanding shares of Newport's Common Stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights of stockholders. Except for shares of Common Stock reserved for issuance pursuant to stock option and stock purchase plans, there are no outstanding subscriptions, options, warrants, rights or other agreements or commitments providing for the issuance of any capital stock of Newport or securities convertible into or exchangeable for stock of Newport.

          4.12 Newport Stock. The Newport Shares issuable pursuant to this Agreement will be (a) duly authorized, validly issued, fully paid and non-assessable voting stock, free from preemptive rights of existing shareholders of Newport and (b) authorized for trading on the NASDAQ National Market System.

          4.13 Brokers' and Finders' Fees. Neither Newport nor any of its officers or employees has paid or agreed to pay, or has done any act which would give rise to the payment of any fee, commission or consideration to any agent, broker, finder or other person on account of services rendered as a broker or finder in connection with this Agreement or any of the transactions contemplated hereby, or which has resulted in or may give rise to any obligation on the part of RAM or Newport therefor.

     5.        Conduct of Business Pending the Closing.
               ---------------------------------------

               Between the date hereof and the Closing, and except as otherwise consented to by Newport in writing, RAM and each of the Sellers jointly and severally covenant as follows:

          5.1 Access. Subject to the provisions of the Non-Disclosure Agreement dated November 3, 1994 previously executed by Newport and RAM (the "Non-Disclosure Agreement"), RAM shall give to Newport and its representatives, from and after the date of execution of this Agreement, on prior request therefor from Newport or such representatives, such access to the premises, employees, agents and consultants of RAM, and such copies of RAM's financial statements, books and records, and contracts and leases and other documentation, so as to enable Newport to inspect and evaluate all aspects of the business and operations, assets, operating results, financial condition, future prospects, capitalization, ownership, and legal and regulatory affairs of RAM and to verify the accuracy of the information heretofore furnished to Newport, and the representations and warranties made in this Agreement, by RAM and the Sellers with respect to the foregoing matters. The Sellers agree that

     RAM will furnish all information reasonably requested by Newport. Newport agrees to conduct its review in a manner designed to minimize any disruption of RAM's operations and in accordance with the terms of the Non-Disclosure Agreement.

          5.2 Conduct of Company's Business. Unless Newport gives its prior written consent for actions to be taken to the contrary, from the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, RAM shall, and the Sellers shall cause RAM to:

          (a) Operation of Business. Operate and conduct RAM's business and operations diligently and only in the ordinary course of business consistent with past practices. RAM shall not increase the amount due and owing to any lender for borrowed money or increase the compensation or benefits of any employee, independent contractor or agent or adopt or amend any commission plan or arrangement or any employee benefit plan or arrangement of any type above those existing on the date hereof, or otherwise lend or advance any sum or extend credit to any employee, director or shareholder or any of their respective affiliates;

          (b) Organization. Preserve intact RAM's organization and use its reasonable best efforts to retain all employees of and the services of all vendors, suppliers, agents and consultants to RAM, commensurate with the requirements of RAM's business;

          (c) Insurance. Maintain RAM's existing insurance, consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to businesses of the type conducted by RAM, not take any action to terminate or modify, nor permit the lapse or termination of, the present insurance policies and coverages of RAM as set forth in
     Schedule 3.9 hereto;

          (d) Lawsuits, Claims. Promptly notify Newport of all lawsuits, claims, proceedings or investigations that are, or which any officers of RAM or any of the Sellers, as a result of events or circumstances actually known to them, has reason to believe may be, threatened, brought, asserted or commenced against RAM or any of its officers or directors, involving or affecting in any way RAM's Business or operations, or any of its assets, or the Shares or the transactions contemplated hereby; and not settle any action or proceeding which would materially and adversely affect RAM, its business, financial condition or operating results and, not release, settle, compromise or relinquish any claims, causes of action or rights which RAM may have against any other persons, including, without limitation, claims or rights to reimbursement or payment for services rendered by RAM;

          (e) Certain Changes. Not sell or otherwise dispose, or enter into any agreement for the sale, of any of its assets or properties, except for sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practices, and not permit or allow, or enter into any agreements providing for or permitting, any of its assets or properties to be subjected to any mortgage, security interest, pledge, option, lien, charge or encumbrance other than liens or security interests in existence on the date hereof and statutory liens to secure taxes that are not yet due and payable, all of which are listed on Schedule 3.5 hereto;

          (f) Condition of Assets. Maintain in good working order and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all vehicles, machinery, equipment, computers, furniture, fixtures, tools, and other material tangible assets, wherever located, that are used, leased or owned by RAM;

          (g) Agreements. Observe and perform all terms, conditions, covenants and obligations contained in all existing agreements between RAM and third parties the violation of which would have, individually or in the aggregate, a material adverse effect on RAM or its business, financial condition, operating results or future prospects; and, except as required by any existing agreements, not enter into any new agreements or transactions, or incur any expenditures, liabilities or obligations, or renew, extend, amend or modify any existing agreement involving any commitments, obligations, liabilities or requiring any expenditures; not take any action which would cause a breach or violation of or default under any material agreement, lease, contract, or other written instrument, commitment or arrangement, or under any permit, license, franchise, judgment, writ or order, applicable to or affecting RAM or its business, and promptly notify Newport in writing of the occurrence of any such breach or default; and not enter into any transaction with any shareholder, director or officer or any person or entity related to or affiliated with any such person other than those transactions that are described on Schedule 3.15 hereto;

          (h) Consents; Compliance With Laws. Use its reasonable best efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate granted by, governmental authorities and agencies and other third parties, in form and substance reasonably satisfactory to Newport, the absence or loss of which would have a material adverse effect on the operations, operating results, financial condition or future prospects of RAM either prior to or following the Closing; and not take any action which would result in a violation of or the noncompliance with any laws, regulations, consents or approvals applicable to RAM or any conditions imposed on RAM under any of its permits, franchises, contracts or licenses, where such violation or non-compliance could have a material adverse effect on the Business or operations of RAM, or result in the incurrence of any material liability by RAM or in the revocation, modification or loss of any license, permit or right needed for the operation of RAM's business as presently conducted by RAM, or which would adversely affect the obtaining of government approvals needed for Newport's acquisition of the Shares; and cooperate with Newport and render to Newport such assistance as Newport may reasonably request in obtaining such governmental approvals;

          (i) Taxes. Pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the non-payment of, all Taxes (as defined in Section 3.10 hereof) assessed against RAM, any of its assets or its operations;

          (j) Dividends, etc. Not: (i) declare or pay any dividends or make any distributions with respect to or redeem any shares of RAM's capital stock; (ii) accelerate the payment of or prepay any indebtedness or other obligations of RAM, except shareholder debt described on Schedule 3.15;
     (iii) approve or effect any reclassification or recapitalization of RAM or its authorized or outstanding shares; (iv) merge or consolidate RAM with or sell any of its assets to a third party other than sales of assets in the ordinary course of business and consistent with past practices; (v) approve or commence any proceedings for the liquidation of RAM; and (vi) enter into any agreement to do any of the foregoing; and

          (k) Corporate Matters. Not: (i) amend in any manner the Articles of Incorporation or Bylaws of RAM; (ii) alter the composition or membership of RAM's Board of Directors; (iii) authorize or issue any shares of capital stock of any class or series; (iv) create or issue any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the capital stock of any class or other equity securities of RAM may be directly or indirectly authorized, issued or transferred; or (v) agree to do any of the above.

          (l) Liabilities and Expenses. Not: create or incur (whether as principal, surety or otherwise) any actual or contingent liabilities or expenses other than liabilities and expenses incurred in the ordinary course of business consistent with past practices.

          5.3 Pooling of Interests. RAM shall take, each Seller shall take, and the Sellers shall cause RAM to take, all actions reasonably necessary to allow the purchase and sale of the RAM Shares to be accounted for as a pooling of interests. Each Seller represents that he or it will comply with the requirements of the Commission concerning risk sharing in business combinations accounted for as pooling of interests, and pursuant thereto will not sell or in any other way reduce his or its risk relative to any common shares received in the business combination until such time as financial results covering at least 30 days of post-closing combined operations have been published.

     6.        Obligations Pending and Following the Closing.
               ---------------------------------------------

          6.1 Consents. Each party to this Agreement shall use its reasonable best efforts to obtain or cause to be obtained at the earliest practicable date, and prior to the Closing, all consents, approvals and licenses, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any material agreement, contract, instrument or applicable law or regulation, license or permit, to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and licenses.

          6.2 Further Assurances. Each party hereto shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

          6.3 Notice of Breach. Each party to this Agreement will immediately give notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

          6.4 Investment Representation Agreement. At the time of the issuance of the Newport Shares to each Seller at the Closing, each Seller shall execute and deliver to Newport, as a condition to the issuance of such Newport Shares, an Investment Representation Letter in the form of Exhibit B hereto.

          6.5 Form 8-K. The Sellers shall use their best efforts to cooperate with, and to cause RAM's independent auditors to cooperate with, Newport in the filing of a report on Form 8-K regarding the transactions provided for in this Agreement. Newport shall bear any costs of third parties (including without limitation such independent auditors) incurred in connection with such matters.

          6.6 Restrictions on Transfer of Newport Shares. Each of the Sellers agrees that it shall not, under any circumstances, sell, convey, transfer or mortgage any of the Newport Shares prior to the filing by Newport of its first report on Form 10-Q which includes at least thirty (30) days of combined operations of RAM and Newport.

     7. Conditions Precedent to the Obligations of Newport. The obligations of Newport to consummate the purchase of the RAM Shares and to perform its other obligations under this Agreement shall be subject to the fulfillment, or waiver by Newport, at or prior to the Closing, of each of the following conditions (provided that any such waiver by Newport, to be effective, must be in writing and executed by them):

          7.1 Representations and Warranties. The representations and warranties made by the Sellers in or pursuant to this Agreement or in the Schedules hereto shall have been true and correct on the date hereof, and also at and as of the Closing Date with the same force and effect as if made again at and as of that time.

          7.2 Absence of Litigation. Absence of litigation, whether brought against RAM, Newport or any of the Sellers, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting RAM, its Business or any of its assets other than as disclosed in the Schedules delivered pursuant hereto as of the date of this Agreement.

          7.3 Performance of Obligations. RAM and the Sellers shall have performed and complied, in all material respects, with all covenants, conditions and obligations required by this Agreement to have been performed by RAM and the Sellers at or prior to the Closing.

          7.4 No Adverse Changes. Absence, since December 31, 1994, of any material adverse change in (i) the condition or prospects, financial or otherwise, and operating results of RAM, and (ii) the ability of RAM to continue to conduct its business in the usual and ordinary course.

          7.5 Governmental Approvals and Permits. Receipt from each of the government agencies and other authorities which issued or granted a license or permit listed on Schedule 3.11 (collectively, the "Authorities") of evidence satisfactory in form and substance to Newport that such Authorities have approved the transfer of ownership of RAM to Newport, or such Authorities have officially advised Newport in writing that such approval is not required under applicable laws and regulations; and, if required as a result of the transfer of ownership of RAM to Newport, shall have issued to Newport and/or RAM such approvals and permits (the "New Permits") as such Authorities, or counsel for Newport, determine to be required to entitle Newport to own the Shares and permit RAM to continue to conduct, after the Closing, the business theretofore conducted by RAM in substantially the same manner as RAM has conducted its business during the twelve (12) months prior to the date hereof, without the imposition of any conditions or requirements on Newport or RAM that were not applicable to RAM on the date hereof.

          7.6 Other Consents and Approvals. Receipt of all consents and approvals, in addition to those referenced in Subsection 8.5 above, required for the consummation of the transactions contemplated by this Agreement and to permit Newport to acquire all of the Shares of RAM pursuant hereto, in form and substance reasonably acceptable to Newport.

          7.7 Certificates. Receipt of a certificate or certificates executed by the President and Chief Financial Officer of RAM, in their capacities as such, and by the Sellers, dated as of the Closing Date and reasonably satisfactory in form and substance to Newport, certifying that (i) each of the representations and warranties of the Sellers contained herein was true and correct when made and is true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, (ii) RAM and the Sellers have performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by them pursuant hereto on or prior to the Closing Date, except as may have been waived in writing by Newport, and
     (iii) except for the permits and approvals already obtained therefor, there are no other permits, approvals or consents from any government agencies having jurisdiction over, or from any third parties, governmental and other, that have agreements with, RAM that are required to permit the Shares to be sold and transferred to Newport or to enable RAM to operate its business following the Closing as a wholly-owned subsidiary of Newport.

          7.8 Opinion of Counsel. Receipt of a favorable opinion dated the date of Closing from O'Melveny & Myers, counsel to RAM and the Sellers, substantially in the form of Exhibit C hereto.

          7.9 No Defaults. There shall be no defaults under any of the contracts, agreements and commitments set forth on Schedule 3.6 that would have a material adverse effect on RAM, its business, financial condition, results of operations or prospects.

          7.10 Additional Instruments. RAM shall have delivered to Newport certified copies of resolutions duly adopted by RAM's Board of Directors and, if required under applicable law, by the shareholders of RAM, approving this Agreement and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, endorsements and documents as Newport reasonably deems to be necessary to enable the transactions contemplated by this Agreement to be consummated as provided
     in this Agreement.   All other proceedings in connection with this
     Agreement and the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to Newport and its counsel.

          7.11 Noncompetition Agreements. Newport shall have received a Noncompetition Agreement, substantially in the form attached hereto as Exhibit D, duly executed by each of the Sellers.

          7.12 Exchange of Option. Robert Yates ("Yates") shall have surrendered to Newport that certain option held by Yates to purchase 3,500 shares of common stock of RAM and shall have executed a Nonqualified Option Agreement, in the form attached hereto as Exhibit E, which provides that Yates shall have the option to purchase up to 72,975 shares of Newport Common Stock at an exercise price of $2.398 per share, or $175,000 in the aggregate, at any time prior to April 9, 1998, all as more particularly set forth in such agreement.

          7.13 Pooling of Interests. Newport shall have received an opinion of its outside accounting firm that the purchase and sale of the RAM Shares may be accounted for as a pooling of interests.

          7.14 Payment of Expenses. The Sellers shall have paid to RAM, in cash, an amount equal to the amount by which the sum of the legal, accounting and other expenses incurred or paid by RAM in connection with this Agreement and the transactions contemplated thereby (other than the costs of the audit provided for in Section 3.4 above) exceeds an aggregate of $20,000.00.


          7.15 Phase I Environmental Survey. Newport shall have received a Phase I environmental survey reasonably satisfactory to it with respect to each of the facilities leased by RAM; provided, however, that this condition shall be deemed satisfied if such survey is not received on or before February 28, 1995.

     8.        Conditions Precedent to Obligations of the Sellers.
               --------------------------------------------------

          The obligations of the Sellers to consummate the sale of the Shares to Newport and to perform their other obligations under this Agreement shall be subject to the fulfillment, or the waiver by the Sellers, at or prior to the Closing, of each of the following conditions (provided that any such waiver, to be effective, must be in writing and signed by the Sellers):

          8.1 Representations and Warranties. The representations and warranties made by Newport in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time.

          8.2 Performance. Newport shall have performed and complied, in all material respects, with all of their respective covenants, conditions and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

          8.3 Employment Agreements. Upon the Closing, RAM shall have executed and delivered Employment Agreements, in the forms of Exhibit F-1, Exhibit F-2, Exhibit F-3 and Exhibit F-4 hereto, to Mark G. Arenal, Harry J. Brown, III, John G. Hartwell and Robert Yates, respectively, unless this condition is waived in writing by the Sellers.

          8.4 Certificates. Receipt from Newport of certificates, each dated as of the date of Closing and signed by the President or the Chief Financial Officer of Newport, certifying that (i) each of its representations and warranties contained herein was true and correct when made and is true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, (ii) it has performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by it pursuant hereto on or prior to the Closing Date, except as may be waived in writing by the Sellers, and (iii) except for the permits and approvals already obtained therefor, there are no other permits, approvals or consents from any government agencies having jurisdiction over, or from any third parties, governmental and other, that have agreements with, Newport that are required to permit the Newport Shares to be sold and transferred to the Sellers.

          8.5 Opinion of Counsel. Receipt of an opinion dated the date of Closing from Stradling, Yocca, Carlson & Rauth, a Professional Corporation, substantially in the form of Exhibit G hereto.

          8.6 Additional Instruments. Newport shall have delivered to RAM certified copies of resolutions duly adopted by Newport's Board of Directors and, if required under applicable law, by the shareholders of Newport, approving this Agreement and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, endorsements and documents as RAM reasonably deems to be necessary to enable the transactions contemplated by this Agreement to be consummated as
     provided in this Agreement.   All other proceedings in connection with this
     Agreement and the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to RAM and its counsel.

          8.7 Newport Shares. The Newport Shares issuable in connection with this Agreement shall have been authorized for trading on the NASDAQ National Market System.

          8.8 Absence of Certain Changes or Events. Since September 30, 1994, there has not been any material adverse change in the financial condition or in the results of operation or the business, properties, assets or liabilities of Newport and its subsidiaries, taken as a whole.

          8.9 No Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect.

          8.10 Further Assurances. Newport shall have delivered to Sellers certificates of Newport's officers as may be requested by Sellers relating to the operation of the RAM business subsequent to the Closing in order to ensure the tax-free nature of the exchange of the Newport Shares for the RAM Shares as contemplated hereby.

          8.11 Exchange of Option. Robert Yates ("Yates") shall have surrendered to Newport that certain option held by Yates to purchase 3,500 shares of common stock of RAM and shall have executed a Nonqualified Option Agreement, in the form attached hereto as Exhibit E, which provides that Yates shall have the option to purchase up to 72,975 shares of Newport Common Stock at an exercise price of $2.398 per share, or $175,000 in the aggregate, at any time prior to April 9, 1998, all as more particularly set forth in such agreement.

     9.        Covenants of Newport and RAM.
               ----------------------------

          9.1 Profit Sharing and Bonus Payments. At or following the Closing, Newport shall cause RAM to make, and RAM shall make, in a manner reasonably calculated to preserve all tax deductions, the following payments:

          (a) Profit Sharing Contribution for the fiscal year ended March 31, 1995 in the maximum permitted by law for qualified contributions consistent with prior years but in no event more than 15% of payroll;

          (b) Bonus Payment to the Sellers in an aggregate amount equal to the average of (i) 5.9% of the net sales of RAM for the fiscal year ended March 31, 1995 and (ii) 60.5% of RAM's pretax profit before provision for the Bonus Payment for the same twelve-month period, which amount shall be rounded to the nearest multiple of $3,000, and which amount shall be divided equally among the three Sellers. In calculating pretax profit for purposes of this Section 9.1, costs of the audit to be performed pursuant to Section 3.4 and legal, accounting and other expenses of up to $20,000 incurred or paid by RAM in connection with this Agreement and the transactions contemplated hereby shall not be deducted from income.

          9.2  Registration of Newport Shares.

          (a) Newport shall use its best efforts to register for resale the Newport Shares issued to the Sellers under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the Newport Shares to be registered, Newport shall take the following actions:

               (i) Prepare, file by April 15, 1995, cause to become effective as soon as possible and keep effective for a period of three (3) years following the Closing, with the Commission, a registration statement or statements or similar documents (the "Registration Statement"), and reasonable and necessary amendments, to include such Newport Shares;

               (ii) Furnish to the Sellers such numbers of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, in conformity with the requirements of the Securities Act;

               (iii) Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions deemed necessary by Newport, and prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements and to take such other actions as may be necessary to maintain such registration and qualification as necessary;

               (iv) Notify the Sellers, at any time when a prospectus relating to securities covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Newport will promptly amend or supplement the Registration Statement to correct any such untrue statement or omission;

               (v) Notify the Sellers of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for the purpose; and

               (vi) Do such other actions or make available to the Sellers such documents as reasonably required under the Securities Act and as reasonably requested in relation to the registration of securities covered by the Registration Statement.

          (b) Notwithstanding the foregoing, Newport shall not be obligated to take any action pursuant to this Section 9.2:

               (i) in any particular jurisdiction in which Newport would be required to execute a general consent to service of process in affecting such registration, qualification or compliance, unless Newport is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

               (ii) if, at such time, the Newport Shares held by the Sellers are freely tradeable without regard to any volume restrictions under Rule 144 promulgated under the Securities Act.

          (c) All expenses incurred in connection with registrations pursuant to this Section 9.2, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Newport, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one counsel for all of the Sellers, shall be borne by Newport. All underwriting discounts, selling commissions and stock transfer taxes applicable to the Newport Shares being registered by the Sellers shall be borne by the Sellers. Newport's obligations to use its best efforts to register such Newport Shares pursuant to this Section 9.2 shall be conditioned upon the execution and delivery by the Sellers of indemnification agreements, in form attached as Exhibit H.

          (d) The obligations of Newport to register the Newport Shares, shall not be transferable by the Sellers except (i) in connection with a transfer of the Newport Shares to a Seller's ancestors, decedents or spouse (or former spouse in connection with dissolution proceedings) on death or otherwise, or to a trust from their benefit, or, in the case of the Seller which is a trust, to the trustee(s) or beneficiaries of such trust, or (ii) if the Registration Statement is not effective by July 31, 1995, in connection with a transfer of the Newport Shares, prior to the effectiveness of the Registration Statement, by a Seller to a Qualified Institutional Buyer as defined in Rule 144A under the Securities Act. Sellers shall give prompt notice of any such transfer.

     10.       Indemnification.
               ---------------

          10.1 Sellers' Indemnity. Sellers shall jointly and severally indemnify and hold harmless Newport from and against any and all claims, actions, suits, legal or other proceedings, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees (collectively, "Damages"), arising out of or based upon the breach of any representation or warranty of Sellers, or the failure by Sellers to perform or comply with any covenant, agreement or other obligation, under this Agreement, provided however that Sellers shall be liable severally, and not jointly with respect to the representations in Section 3.1(c) as they relate to each Seller and Section 3.3(b). Newport shall notify each Seller in writing as to any claims hereunder, and shall provide to each Seller reasonable documentation or other evidence on which such claim is based.

          10.2 Newport's Indemnity. Newport shall indemnify and hold harmless Sellers from and against any and all claims, actions, suits, legal or other proceedings, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, arising out of or based upon the breach of any representation or warranty of Newport, or the failure by Newport to perform or comply with any covenant, agreement or other obligation, under this Agreement.

          10.3 Defense of Claims. If a claim (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 11.12, give written notice to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to indemnification. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party.

          10.4      Limitations.
                    -----------

               Subject to the limitations set forth below, the Sellers' obligation to indemnify Newport under Section 10.1 shall be limited as follows:

                    Notwithstanding the joint and several nature of the Sellers' liability under this Agreement, the aggregate indemnification obligation of each Seller to Newport under Section 10.1 shall not exceed the value of the Newport Shares issued to such Seller pursuant to this Agreement, calculated using the closing sale price of Newport Common Stock on the NASDAQ National Market System on the date hereof; and

                    The Sellers shall not be obligated to indemnify Newport for Damages unless and until such Damages, in the aggregate, exceed $250,000, in which event Sellers shall be obligated to indemnify Newport for all such Damages that exceed $100,000 in the aggregate.

     11.       General Provisions.
               ------------------

          11.1 Expenses. Except as provided in Section 7.14, each party hereto shall pay its own costs and expenses, including, but not limited to, those of its attorneys and accountants, in connection with this Agreement and transactions covered and contemplated hereby.

          11.2 Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered, as follows:

                         If to Sellers, at the addresses set forth on Exhibit A,
                    with a copy to:

                         O'Melveny & Myers
                         610 Newport Center Drive
                         Suite 1700
                         Newport Beach, California 92660
                         Attention:  Gary J. Singer, Esq.

                         If to Newport, at the following address:

                         1791 Deere Avenue
                         Irvine, CA  92714
                         Attention:  Robert C. Hewitt
                         with a copy to:
                         Stradling, Yocca, Carlson & Rauth
                         660 Newport Center Drive
                         Suite 1500
                         Newport Beach, California 92660
                         Attention:  William R. Rauth III, Esq.

               The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 7.2. Any notice, demand or other communication given pursuant to the provisions of this Section 7.2 shall be deemed to have been given on the date actually delivered or three days following the date mailed, as the case may be. For purposes of this Section 7.2, any facsimile transmission shall constitute notice when transmitted.

          11.3 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

          11.4 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto.

          11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

          11.6 Governing Law. This Agreement is made and entered into in the State of California and the laws of that State shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

          11.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

          11.8 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

          11.9 Attorneys' Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

          11.10 Entire Agreement. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are not any further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

          11.11 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

          11.12 Nature and Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement, or in any Exhibits, Disclosure Schedules or documents, certificates or other instruments delivered pursuant hereto, shall, unless waived in writing by the party or parties for whose benefit such representation or warranty was made, remain in full force and effect regardless of any investigation, verification or approval by any party hereto or by anyone or on behalf of any party hereto, for a period of two (2) years following the Closing, except that, the representations and warranties of the Sellers pursuant to Sections 3.1 and 3.3 shall remain in full force and effect without any time limitation whatsoever, and the representations and warranties of the Sellers pursuant to Section 3.10 shall remain in full force and effect until expiration of the applicable statute of limitations under applicable law.

          11.13 Termination. This Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of Newport, RAM and the Sellers, or (b) by any of Newport, RAM or the Sellers if the Closing shall not have occurred on or before June 30, 1995. In the event of termination of this Agreement pursuant to this Section 11.13, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Newport or RAM or the Sellers. In addition, if this Agreement is terminated as provided herein:

                    Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                    All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be disclosed to third parties by such party to the detriment of the party who furnished such information.

                    Except as hereinabove provided in this Section 11.13, the respective obligations of the parties hereto under this Agreement shall terminate, provided that if any party hereto has breached any of its material obligations or representations or warranties under this Agreement prior to the termination of this Agreement, termination of this Agreement shall not release such party from liability therefor to the other party. For purposes hereof, RAM and the Sellers shall be deemed to be a single and the same party.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                    NEWPORT CORPORATION


                                    By:   _________________________________
                                    Its:  _________________________________


                                    RAM OPTICAL INSTRUMENTATION, INC.


                                    By:   _________________________________
                                    Its:  _________________________________


                                    "Sellers"


                                    _______________________________________
                                    Mark G. Arenal



                                    THE HARRY & PATRICIA BROWN
                                    LIVING TRUST 1994


                                    By: ___________________________________
                                           Harry J. Brown III, Trustee


                                    By: ___________________________________
                                           Patricia Brown, Trustee



                                    _______________________________________
                                           Harry J. Brown III, individually

                                    THE JOHN G. HARTWELL FAMILY TRUST
                                    ESTABLISHED 1/3/90


                                    By: ___________________________________
                                           John G. Hartwell, Trustee


                                    _______________________________________
                                           John G. Hartwell, individually

                                   EXHIBIT A

                                    SELLERS

                                         Number of RAM       Allocable Number
     Name and Address                    Shares Owned        of Newport Shares
     ---------------------------------------------------------------------------
     Mark G. Arenal                          20,000                417,000
     27202 Woodbluff Road
     Laguna Hills, CA 92653


     The Harry & Patricia Brown              20,000                417,000
     Living Trust 1994
     c/o Harry J. Brown III, Trustee
     16079 Mesquite Circle
     Fountain Valley, CA 92648


     The John G. Hartwell Family             20,000                417,000
     Trust Established 1/3/90
     c/o John G. Hartwell, Trustee
     P.O. Box N
     Huntington Beach, CA 92648


     For purposes of Sections 3, 5, 6, 10 and 11, Harry J. Brown III and John G. Hartwell shall be deemed "Sellers", provided however, that for purposes of the limitations in Section 10.4(a)(i), The Harry & Patricia Brown Living Trust 1994 and Harry J. Brown III shall be deemed the same Seller and The John G. Hartwell Family Trust Established 11/3/90 and John G. Hartwell shall be deemed the same Seller.

                                   EXHIBIT B

                   FORM OF INVESTMENT REPRESENTATION LETTER



     Newport Corporation
     1791 Deere Avenue
     Irvine, California 92714

     Gentlemen:

               1. (a) In connection with the acquisition of 417,000 shares of the no par value Common Stock of Newport Corporation, a Nevada corporation (the "Company"), by the undersigned, the undersigned represents that the shares which the undersigned is acquiring are being acquired for investment and not with a view to the sale or distribution of any part thereof, and that the undersigned has no present intent of selling or otherwise distributing the same.

                        You have advised the undersigned that the shares have not been registered under the Securities Act of 1933 (the "Act"), as the offering of the shares is to be effected pursuant to an exemption from the registration provisions of the Act, and, in this connection, you are relying in part on the representations of the undersigned set forth herein.

                        Without in any way limiting the representations set forth above, the undersigned further agrees in no event to make any disposition of all or any part of said shares unless and until (A) a registration statement covering the resale of the shares has been declared effective, in which case the undersigned shall comply with the applicable prospectus delivery requirements of the Act, and so certify to the Company or (B) (i) the undersigned shall have notified you of the proposed disposition; (ii) the undersigned shall have furnished you with an opinion of counsel to the effect that such disposition will not require registration of such shares under the Act, and (iii) such opinion of counsel shall have been concurred in by the Company's counsel and shall have advised you of such concurrence.

               (b) The undersigned acknowledges receipt of all such information as the undersigned deems necessary and appropriate to enable the undersigned to evaluate the financial risk inherent in acquiring said shares and acknowledges receipt of satisfactory and complete information covering the business and financial condition of , including the opportunity to obtain information regarding 's financial status, in response to all inquiries in respect thereof.

               2. The undersigned understands and agrees that the certificate evidencing said shares will bear the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

          3. (a) The undersigned recognizes that said shares are unregistered and must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available, and further recognizes that, except as set forth in that certain Stock Purchase Agreement dated February __, 1995 among the Company and the Sellers set forth therein, including the undersigned, you are under no obligation to register said shares or to comply with any exemption from such registration.

               (b) The undersigned further recognizes that, if Rule 144 of the Act is available, and no assurances can be made that Rule 144 will be available, the undersigned understands that sales of securities made in reliance thereof could be made only in certain limited amounts, after certain holding periods and only when there was available specified current public information, all in accordance with the terms and conditions of said Rule. The undersigned understands that, in the case of securities to which said Rule is not applicable, compliance with some other exemption under the Act will be required.

               (c) Upon compliance with the requirements of Rule 144(k) under the Act, and upon request of the undersigned, the Company will remove the foregoing restrictive legend from the shares.


     Dated:  February __, 1995           By: ________________________________
                                             [Seller's Name]